                                                                 EXHIBIT 10.29

                                 ANCHOR GAMING
                        EXECUTIVE STOCK OPTION AGREEMENT

    THIS AGREEMENT, dated as of September 24, 2000, is by and between Anchor
Gaming, a Nevada corporation("ANCHOR GAMING"), and             (the
"PARTICIPANT").

                                    RECITALS

    The Board of Directors of Anchor Gaming has adopted the Anchor Gaming 2000 Stock Incentive Plan (the "2000 PLAN") to enable directors, officers, and employees of Anchor Gaming and its majority-owned subsidiaries to acquire shares of Common Stock, $.01 par value, of Anchor Gaming ("COMMON STOCK") in accordance with the provisions of the 2000 Plan.

    The 2000 Plan is subject to the approval of the stockholders of the Company at the next annual meeting of stockholders.

    All Options granted under this Agreement that Vest on the consummation of the Fulton Transactions (as defined in ATTACHMENT A) are granted under and will be subject to the terms of the Anchor Gaming 1995 Stock Option Plan (as amended, the "1995 PLAN").

    The Board of Directors (the "BOARD") has selected Participant to participate in the 1995 Plan and the 2000 Plan and has determined to grant Participant the right and option to purchase shares of Common Stock in accordance with the terms and conditions of this Agreement, provided that if any change is made in the shares of Common Stock (including, but not limited to, changes by stock dividend, stock split, merger or consolidation, but not including the issuance of additional shares for consideration), the Board of Directors or the Committee appointed to administer the Plan (the "COMMITTEE"), will make such adjustments in the number and kind of shares (which may consist of shares of a surviving corporation to a merger) that may thereafter be optioned and sold under the 1995 Plan or the 2000 Plan, as applicable, and the number and kind of securities or other property (which may consist of shares of a surviving corporation to a merger) and purchase price per share of shares subject to outstanding Stock Option Agreements under the 1995 Plan and the 2000 Plan as the Board of Directors or the Committee determines are equitable to preserve the respective rights of the Participants under the 1995 Plan or the 2000 Plan, as applicable.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and other terms and conditions set forth in this Agreement, Anchor Gaming and Participant agree as follows:

    1. DEFINITIONS. As used in this Agreement, the following terms have the meanings indicated:

        (a) "CAUSE" means that the Board reasonably finds that any one or more of the following events has occurred: (i) performance by Participant of illegal or fraudulent acts, criminal conduct, or willful misconduct relating to the activities of the Company, including, without limit, violation by Participant of any material gaming laws or regulations, which violation materially and adversely affects the ability of Participant to perform his duties to the Company or may subject the Company to liability; (ii) conviction of, or nolo contendere plea by Participant to, any criminal acts involving moral turpitude having a material adverse effect upon the Company, including, without limitation, upon its profitability, reputation, or goodwill; (iii) willful and material disregard of any reasonable directive(s) from the Board that are not inconsistent with the terms of any contract with the Company to which Participant is party, PROVIDED that the Board will provide Participant with written notice that such event has occurred ("NOTICE OF DISREGARD") and will further allow Participant 30 days in which to cure such disregard, and PROVIDED FURTHER that the Board will provide an opportunity for Participant to be heard if there is no cure within 30 days of the Notice of

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    Disregard; (iv) breach of fiduciary duty, PROVIDED that the Board will provide Participant with written notice that such event has occurred ("NOTICE OF BREACH OF FIDUCIARY DUTY") and will further allow Participant 30 days in which to cure such breach of fiduciary duty, and PROVIDED FURTHER that the Board will allow an opportunity for Participant to be heard if there is no cure within 30 days of the Notice of Breach of Fiduciary Duty; (v) material violation, not cured in a reasonable time after notice from the Company, by Participant of any of the covenants and agreements contained in any agreement with the Company to which Participant is party; (vi) failure or inability of Participant to obtain or maintain required gaming licenses or approvals.

        (b) "CHANGE OF CONTROL" means the occurrence of any of the following events, as a result of one transaction or a series of transactions: (i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), but excluding the Company, its affiliates, and any qualified or non-qualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Anchor Gaming representing more than 50% of the combined voting power of the Anchor Gaming's then outstanding securities;
    (ii) individuals who constitute a majority of the Board of Directors of the Company immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election;
    (iii) Anchor Gaming is combined (by merger, share exchange, consolidation, or otherwise) with another entity and as a result of such combination, less than 50% of the outstanding securities of the surviving or resulting entity are owned in the aggregate by the former shareholders of Anchor Gaming;
    (iv) the Company sells, leases, or otherwise transfers all or a majority of all of its properties, assets or income or revenue generating capacity to another person or entity; (v) a dissolution or liquidation of Anchor Gaming or; (vi) any other transaction or series of transactions is consummated that results in a required disclosure under Item 1 of Form 8-K or successor form.

        (c) "COMPANY" means Anchor Gaming and its majority-owned subsidiaries.

        (d) "CONFIDENTIAL INFORMATION" means all written, machine-reproducible, oral and visual data, information, and material, including, but not limited to, business, financial, and technical information, records regarding sales, price and cost information, marketing plans, customer names, customer lists, sales techniques, manufacturing or distribution plans or procedures; and computer programs, documents, and records (including those that Participant develops in the scope of his or her employment) that (i) the Company or any of its customers or suppliers treats as proprietary or confidential through markings or otherwise, (ii) relates to the Company or any of its customers or suppliers or any of their business activities, products, or services (including software programs and techniques) and is competitively sensitive and not generally known in the relevant trade or industry, or (iii) derives independent economic value from not being generally known to, and is not readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Confidential Information does not include any information or material that is approved by Anchor Gaming for unrestricted public disclosure.

        (e) "EXPIRATION DATE" means the date and time as of which the Option expires, which is the earlier of (i) the close of business on the date one
    (1) year after the entire Option has Vested or (ii) the date and time as of which all rights to exercise the Option are terminated under SECTION 2(e).

        (f) "MARKET VALUE" of a share of Purchased Stock on a given date means
    (i) if the Purchased Stock is Publicly Traded, the closing sale price for Purchased Stock, as determined in good faith by the Board of Directors, on such date or, if no closing sale price is available for such date, on the most recent prior date for which a closing sale price is available or, if no closing sale price is available, the closing bid price, as so determined, on such date or, if no closing bid price is available for such date, the closing bid price on the most recent prior date for which a closing bid price is available, or (ii) if

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
    the Purchased Stock is not Publicly Traded, its fair market value, as determined in good faith by the Board of Directors, as of such date.

        (g) "NET INVESTMENT PROCEEDS," with respect to any share of Purchased Stock sold or otherwise transferred by Participant or Participant's successor in interest, means the greater of the value of the gross proceeds received for such share or the Market Value of such share on the date of sale or transfer less, in either case, (i) the exercise price of the Option for such share, (ii) any reasonable and customary commission actually paid for the sale or transfer, and (iii) the verified amount of any income taxes paid or payable on the sale or transfer.

        (h) "OPTION" means the right and option to purchase shares of Common Stock evidenced by this Agreement.

        (i) "PUBLICLY TRADED" means Common Stock has been listed on a registered national securities exchange or approved for quotation in the Nasdaq-Registered Trademark- National Market ("NASDAQ") or another national securities exchange of automated quotation service.

        (j) "PURCHASED STOCK" means any security or property purchased upon the exercise of this Option, together with any successor security, property or cash issued or distributed by Anchor Gaming or any successor entity, whether by way of merger, consolidation, share exchange, reorganization, liquidation, recapitalization, or otherwise.

        (k) "TRANSFER" or "TRANSFER" or derivations thereof includes any sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition or any interest in this Agreement, the Option, or securities issued on exercise of this Option."

        (l) "VEST," "VEST," or derivations thereof with respect to any Option issued under this Agreement, means receiving the right to exercise the Option.

        (m) "VESTING PERIOD" means the period of time commencing on the date of this Agreement and ending on the date on which the entire Option has vested.

    2.  GRANT OF OPTION; PURCHASE OF STOCK.

        (a) Subject to the terms, conditions, and restrictions set forth in the 1995 Plan and the 2000 Plan, as applicable, and in this Agreement, Anchor Gaming hereby grants to Participant, and Participant hereby accepts from Anchor Gaming, the Option to purchase from Anchor Gaming the number of shares of Common Stock specified in ATTACHMENT A to this Agreement, at the exercise price so specified, which option will vest in Participant in accordance with the Vesting Schedule set forth on ATTACHMENT A to this Agreement. The Option will continue to vest only for as long as Participant is an employee of Company, unless the Board or the Committee, in its sole discretion, agrees in writing otherwise. Participant will have the right to exercise the Option and purchase Common Stock after the Option vests as provided in SECTION 2(d).

        (b) The exercise price of shares as to which the Option is exercised must be paid to Anchor Gaming at the time of the exercise either in cash or in such other consideration as the Board or the Committee may approve consistent with the 1995 Plan or the 2000 Plan, as applicable, or a combination of cash and such other consideration having a total fair market value, as determined by the Board or the Committee, equal to the purchase price.

        (c) The Option is only exercisable as to vested Options. If Participant is subject to termination for Cause or voluntary termination, Participant may only exercise only those vested Options held by Participant at the time of termination.

        (d) Notwithstanding the other provisions of this Agreement or ATTACHMENT A, if Participant is terminated from employment with the Company without Cause, Options not yet vested under ATTACHMENT A will vest immediately.

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
        (e) Once vested, (i) if the Participant ceases to be an employee of the Company for any reason whatsoever, voluntary or involuntary, other than death, the Option may be exercised only until 5:00 p.m. Las Vegas time on the business day immediately preceding the first anniversary of such cessation the date of cessation of employment and in any case no later than the Expiration Date, and (ii) if the Participant ceases to be an employee because of death of the Participant, the Option may be exercised by the Participant's estate only for two years after the Participant's death and in any case no later than the Expiration Date.

        (f) Notwithstanding any other provision of this Agreement, in the event of Change of Control, Options not yet vested under ATTACHMENT A will vest immediately.

        (g) In the event that the total compensation paid to Participant as severance in the event of a Change of Control, taking into account all cash severance payments, shares of stock, accelerated vesting of stock options, and bonuses, if any (such payments being the "SEVERANCE PAYMENT"), is found to constitute "an excess parachute payment" within the meaning of
    Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), then Anchor Gaming will pay to Participant, in addition to the compensation paid as the Severance Payment, an additional amount (the "additional amount") which, after reduction for income taxes and excise taxes on the additional amount, is sufficient to provide for the payment of any excise tax that may be due by Participant on the Severance Payment.

    3. RESTRICTIONS ON TRANSFER. The Option may not be sold or otherwise transferred and is exercisable only by Participant during Participant's lifetime unless the transfer is by will or the laws of descent and distribution upon Participant's death. Anchor Gaming is not obligated to recognize any purported sale or other transfer of the Option or any Purchased Stock in violation of this
Section 3 and, unless it elects to do otherwise, may treat any such purported sale or transfer as null, void, and of no effect.

    4. RIGHTS TO BUY BACK PURCHASED STOCK AND TO REQUIRE PAYBACK OF CERTAIN PROFITS.

        (a) If Participant has engaged in any conduct prohibited by SECTION 5, Anchor Gaming will have the right exerciseable until the expiration of 395 days after termination of employment (i) to cancel any unexercised Option, whether or not vested, and to buy back from Participant any shares of Purchased Stock then owned by Participant, at a purchase price equal to the price per share paid by Participant for the shares, and (ii) to require Participant to pay back to Anchor Gaming in cash the Net Investment Proceeds with respect to any shares of Purchased Stock sold or otherwise transferred by Participant.

        (b) Whenever Anchor Gaming has a right to buy back shares of Purchased Stock or to require Participant to pay back to Anchor Gaming Participant's Net Investment Proceeds with respect to any shares of Purchased Stock under this SECTION 4, Anchor Gaming may exercise its right by notifying Participant or the subsequent holder of Anchor Gaming's election to exercise its right within the designated exercise period. In the case of a buyback under SECTION 4(a), the giving of such notice will give rise to an obligation on the part of Participant or the subsequent holder to tender to Anchor Gaming, within 10 days, any previously issued certificate representing shares of Purchased Stock to be bought back, duly endorsed in blank or having a duly executed stock power attached in proper form for transfer free and clear of any claim by any other person or entity. If any such certificate is not tendered within 10 days, Anchor Gaming may cancel any outstanding certificate representing shares to be bought back. Anchor Gaming is required to tender the purchase price for shares to be bought back under this SECTION 4 within 20 days of giving notice of its election to exercise its right to buy back shares. If the person from whom the shares are to be bought back has not complied with an obligation to return a certificate representing shares to be bought back, however, Anchor Gaming is not required

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
    to tender the purchase price until 20 days after the certificate is duly returned or 20 days after it cancels the certificate, whichever occurs first.

        (c) The provisions of this SECTION 4 will expire on the occurrence of a Change of Control.

    5. COMPETITION AND NON-DISCLOSURE. Participant acknowledges that: (i) in the course and as a result of employment with the Company, Participant will obtain special training and knowledge and will come in contact with the Company's current and potential customers, which training, knowledge, and contacts would provide invaluable benefits to competitors of the Company;
(ii) the Company is continuously developing or receiving Confidential Information, and that during Participant's employment he or she will receive Confidential Information from the Company, its customers and suppliers and special training related to the Company's business methodologies; and
(iii) Participant's employment by Company creates a relationship of trust that extends to all Confidential Information that becomes known to Participant. Accordingly, and as a material inducement to Anchor Gaming to grant this Option to Participant and other good and valuable consideration, Participant agrees that Anchor Gaming will be entitled, as its sole remedy under this Agreement, to terminate all rights to exercise the Option and to exercise the rights specified in SECTION 4 if Participant does any of the following without the prior written consent of the Company:

        (a) while employed by the Company or within one year thereafter:

           (i) directly or indirectly engages in, owns or controls an interest in (except as to those investments held at the effective date of this agreement or as a passive investor in publicly held companies, i.e., Participant and Participant's spouse or lineal descendants do not own of record, or beneficially, an aggregate of more than two percent (2%) of any class of outstanding securities) or acts as an officer, director, or employee of, or consultant or adviser to, any firm, corporation, institution or entity, directly or indirectly in competition with or engaged in a business substantially similar to that of the Company in the United States or in any foreign country in which the Company during the term of the Participant's employment sold, marketed, provided or solicited to sell, market or provide products or services, including the development, manufacture, sale or marketing of products, services, devices, instruments, methods or techniques (or any related services or activities) similar to any products, services, devices, instruments, methods or techniques that the Company was engaged in the development of, manufacturing, selling, or marketing, or had under consideration to do the same (whether or not such products, devices, instruments, methods or techniques or the technology related thereto were obtained from Participant), during the term of the Participant's employment with the Company;

           (ii) solicits or performs services in any manner that the Board of Directors reasonably and in good faith determines, after request by the Participant, is detrimental to the business or financial condition of the Company, as an employee, independent contractor, or otherwise, for any person or entity (including any affiliates or subsidiaries of that person or entity) that is or was a customer or prospect of the Company during the six months before Participant's employment with the Company ended if Participant solicited business from or performed services for that customer or prospect while employed by the Company; or

           (iii) recruits, hires, or assist, directly or indirectly, anyone to recruit or hire anyone who was an employee of the Company, within the six months before Participant's employment with the Company ended; or

        (b) discloses or uses any Confidential Information, except in connection with the good faith performance of Participant's duties as an employee; or fails to take reasonable precautions against the unauthorized disclosure or use of Confidential Information; fails, upon Anchor Gaming' request, to execute and comply with a third party's agreement to protect its confidential and proprietary information; solicits or induces the unauthorized disclosure or use of Confidential Information; or fails to return on Anchor Gaming's request any and all Confidential Information in the Participant's care, custody, or control.

        The existence of any claim or cause of action of Participant against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense of the Company's enforcement of the covenants set forth in this SECTION 5. The Participant hereby submits to the jurisdiction of the courts of the State of Nevada and federal courts therein for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief. Participant further acknowledges and agrees that the obligations contained in SECTION 5 of this Agreement are fair, do not unreasonably restrict Participant's further employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement. The covenants contained in SECTION 5 will each be construed as an Agreement independent of any other provision of this Agreement. Both parties intend to make the covenants of SECTION 5 binding only to the extent that it may be lawfully done under existing applicable laws.

        If any court of competent jurisdiction finds any provision of this
    SECTION 5 to be unreasonable as to substantive scope, duration or geographic scope, then the Participant expressly agrees that, at Anchor's sole discretion, and in addition to any other remedies at law or equity that may be available to Anchor Gaming: (i) such provision will be considered to be amended to provide the broadest scope of protection to the Company that such court would find reasonable and enforceable or (ii) Anchor Gaming may require that this Agreement be rescinded.

        This SECTION 5 of this Agreement will survive either termination of the employment relationship or termination of this Agreement for the full period set forth in this SECTION 5.

    6. COMPLIANCE WITH SECURITIES LAWS. Participant agrees that neither Participant nor any successor in interest of Participant will sell or otherwise transfer the Option or any shares of Purchased Stock in any way that might result in a violation of any federal or state securities laws or regulations. Participant acknowledges and agrees that Anchor Gaming may require Participant or any subsequent holder of the Option or of any shares of Purchased Stock to provide Anchor Gaming, prior to any sale or other transfer, with such other representations, commitments, and opinions regarding compliance with applicable securities laws and regulations as Anchor Gaming may deem necessary or advisable. Anchor Gaming agrees to use its best efforts to cause a registration statement covering resales of the Purchased Shares to be filed with the Securities and Exchange Commission and to be effective, and to list the Purchased Shares on Nasdaq and any other securities exchange on which the common stock of Anchor Gaming is listed for trading.

    7. STOCK CERTIFICATES; RIGHTS AS SHAREHOLDER. All certificates representing shares of Purchased Stock will bear such legends as the Board determines are necessary or appropriate. Whether or not certificates representing shares of Purchased Stock have been issued or delivered, Participant will have all the rights of a shareholder of Purchased Stock, including voting, dividend and distribution rights, with respect to shares of Purchased Stock owned by Participant. Participant will not have any rights as a shareholder with respect to any shares of Common Stock subject to the Option before the date of issuance to Participant of shares upon exercise of the Option.

    8. INCOME TAX WITHHOLDING. Participant will, upon request by the Company, reimburse the Company for, or the Company may withhold from sums or property otherwise due or payable to Participant, any amounts the Company is required to remit to applicable taxing authorities as income tax withholding with respect to the Option or any Purchased Stock. If shares of Purchased Stock are withheld for such purpose, they will be withheld at Market Value. If Participant fails to reimburse the Company for any such amount when requested, the Company has the right to recover that amount by selling or canceling sufficient shares of any Purchased Stock held by Participant.

    9. COMPLIANCE WITH PLANS. Participant acknowledges receipt of a copy of the 2000 Plan and the 1995 Plan and further acknowledges that this Agreement is entered into, and the Option is granted, pursuant to the applicable Plan. If the provisions of such Plans are inconsistent with the provisions of this Agreement, the provisions of such Plans supersede the provisions of this Agreement.

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
    10. NOTICES. Any notice to Anchor Gaming or the Company that is required or permitted by this Agreement will be addressed to the attention of the Secretary of Anchor Gaming at its principal office. Any notice to Participant that is required or permitted by this Agreement will be addressed to Participant at the most recent address for Participant reflected in the appropriate records of the Company. Either party may at any time change its address for notification purposes by giving the other written notice of the new address and the date upon which it will become effective. Whenever this Agreement requires or permits any notice from one party to another, the notice must be in writing to be effective and, if mailed, will be deemed to have been given on the third business day after the same is enclosed in an envelope, addressed to the party to be notified at the appropriate address, properly stamped, sealed, and deposited in the United States mail, and, if mailed to the Company, by certified mail, return receipt requested.

    11. REMEDIES. Anchor Gaming is entitled, in addition to any other remedies it may have at law or in equity, to temporary and permanent injunctive and other equitable relief to enforce the provisions of this Agreement. Any action to enforce the provisions of, or relating to, this Agreement may be brought in the state or federal courts having jurisdiction in the State of Nevada. By signing this Agreement, Participant consents to the personal jurisdiction of such courts in any such action.

    12. ASSIGNMENT. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. However, Participant does not have the power or right to assign this Agreement without the prior written consent of Anchor Gaming.

    13. ATTORNEYS' FEES. If any legal proceeding is brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

    14. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of this Agreement will not be affected.

    15. HEADINGS. The section headings used herein are for reference and convenience only and do not affect the interpretation of this Agreement.

    16. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEVADA, WITHOUT REGARD TO THE CHOICE OF LAW RULES IN SUCH LAW OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

    17. ENTIRE AGREEMENT. This Agreement, together with the 1995 Plan and the 2000 Plan, as applicable, and any procedure adopted by the Board or the Committee under the Plan, constitutes the entire agreement between the parties with respect to its subject matter and may be waived or modified only in writing.

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
    IN WITNESS WHEREOF, and intending to be legally bound hereby, Participant and a duly-authorized representative of Anchor Gaming have executed this Agreement as of the date first above written.

PARTICIPANT                                 ANCHOR GAMING

                                            By:
-----------------------------------------           -----------------------------------------
Signature

                                            Title:
-----------------------------------------           -----------------------------------------
Printed Name

                               CONSENT OF SPOUSE

    As the spouse of Participant, I consent to be bound by this Stock Option Agreement and agree that this consent will be binding on my interest under this Agreement and on my heirs, legatees, and assigns.

                                               --------------------------------------------
                                               Signature

                                               --------------------------------------------
                                               Printed Name

                        EXECUTIVE STOCK OPTION AGREEMENT

                            ------------------------

1.   Exercise Price:             $71.875 per Share.

2.   Number of Options granted:

3.   Expiration Date:            As defined in SECTION 1(d) of this Agreement.

4.   Vesting Schedule:

     Twenty percent (20%) of the Number of Options granted specified in Item 2 above will
     Vest upon closing of the transactions contemplated by the Stock Purchase Agreement dated as of September 24, 2000 between Anchor Gaming and the Fulton Parties named therein.
     Thereafter, beginning on March 31, 2001, 5% of the Number of Options granted specified in Item 2 above will vest, and 5% will vest on each subsequent June 30, September 30,
     December 31 and March 31, until all Options have vested.

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